Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 3, 2020, with respect to the financial statements of Menlo Therapeutics Inc. as of December 31, 2019 and 2018 and for the three years then ended appearing in the Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

March 9, 2020